Exhibit (l)(1) – Consent of Deloitte

Consent of Independent Auditor

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-275098 on Form N-4 of our report dated March 19, 2025, relating to the statutory-basis financial statements of Forethought Life Insurance Company as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024 and to the references to us under the headings “Independent Auditor” and “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

April 17, 2025